[EMPLOYER:                 [EMPLOYER]

PARTICIPANT NAME:          [JOHN DOE]

PARTICIPATION DATE:        [JANUARY 3, 2005]

CERTIFICATE NUMBER:        [12345678]                                          ]
--------------------------------------------------------------------------------

         GROUP FLEXIBLE PREMIUM COMBINATION FIXED AND VARIABLE DEFERRED
                          VARIABLE ANNUITY CERTIFICATE

                      AXA Equitable Life Insurance Company
                                ("AXA Equitable")

       [Processing Office: Individual Annuity Center P.O. Box 2996, G.P.O.
                         New York, New York 10116-2996]

In this Certificate, "we", "our" and "us" mean AXA Equitable. "You" and "your" mean the Participant.

This is the Certificate that is provided to you under the Contract and it describes your rights under the Contract.

The Employer has adopted a Plan designed to meet the requirements of Section 403(b) of the Internal Revenue Code. The Contract was issued to the Employer as a funding vehicle for the Plan. The Contract and the Application constitute the entire agreement between the Employer and us.

This Certificate summarizes the terms of the Contract and does not alter or void its terms. Unless otherwise expressly stated, in the event that a conflict arises between the Contract and Certificate, the Contract will govern.

TEN DAYS TO CANCEL - Not later than ten days after you receive this Certificate, you may cancel your participation under the Contract by returning this Certificate to us. We will refund any Contribution made to us.

The portion of the Annuity Account Value held in the Variable Separate Account may increase or decrease in value.

The interest rate is guaranteed with respect to the portion of the Annuity Account Value held in the Guaranteed Interest Option.

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/Christopher M. Condron                            /s/Pauline Sherman
-------------------------                            ------------------
President, Chairman and Chief Executive Officer      Senior Vice President,
                                                     Secretary and Associate
                                                     General Counsel

THIS CERTIFICATE CONTAINS A MARKET VALUE ADJUSTMENT FORMULA THAT MAY RESULT IN A POSITIVE OR NEGATIVE ADJUSTMENT IN BENEFITS. FIXED MATURITY OPTIONS ARE ONLY AVAILABLE IF THE RATE TO MATURITY IS MORE THAN 3%.

             FIXED AND VARIABLE ANNUITY BENEFITS- NON-PARTICIPATING


2004TSACERT-A

                                TABLE OF CONTENTS

                                                                                                                     Page

Part I                       -             Definitions                                                               3

Part II                      -             Investment Options                                                        7

                                           Section 2.01 Availability and Types of Investment Options

                                           Section 2.02 Guaranteed Interest Option-Conditions
                                           Section 2.03 Separate Account
                                           Section 2.04 Variable Investment Options/Accumulation
                                           Units and Unit Values
                                           Section 2.05 Changes with Respect to Variable Separate
                                           Accounts
                                           Section 2.06 Fixed Maturity Option

Part III                     -             Contributions, Allocations and Discontinuance                             12

                                           Section 3.01 Contributions
                                           Section 3.02 Allocations
                                           Section 3.03 Discontinuance of Contributions

Part IV                      -             Transfers Among Investment Options                                        14

                                           Section 4.01 Transfer Requests
                                           Section 4.02 Transfer Rules

Part V                       -             Distributions and Death Benefits                                          16

                                           Section 5.01 Restrictions on Distributions
                                           Section 5.02 General Withdrawals
                                           Section 5,03 Direct Rollover Withdrawals
                                           Section 5.04 Death Benefit
                                           Section 5.05 Beneficiary Continuation Option

Part VI                      -             Plan Loans                                                                21

                                           Section 6.01 Loans



2004TSACERT-A                                                                  1


                          TABLE OF CONTENTS (continued)

Part VII                     -             Annuity Benefits and Required Minimum Distributions                       24

                                           Section 7.01 Forms of Distribution
                                           Section 7.02 Election/Report For Annuity Benefit
                                           Section 7.03 Annuity Benefit Forms
                                           Section 7.04 Amount of Annuity Benefits
                                           Section 7.05 Annuity Benefit
                                           Section 7.06 Required Minimum Distributions
                                           Section 7.07 Commencement of Annuity Benefits
                                           Section 7.08 Changes
                                           Section 7.09 Spousal and Annuity Consent Rules
                                           Section 7.10 Conditions

Part VIII                    -             Participant Accounts; Forfeiture Account                                  30

                                           Section 8.01 Participant Accounts
                                           Section 8.02 Forfeitures/Forfeiture Account

Part IX                      -             Charges                                                                   31

                                           Section 9.01 Withdrawal Charges
                                           Section 9.02 Early Withdrawal Charge
                                           Section 9.03 Third Party Transfer Charges
                                           Section 9.04 Employer Expense Deduction
                                           Section 9.05 Charges Deducted From Annuity Account Value
                                           Section 9.06 Transfer and Loan Charges
                                           Section 9.07 Variable Separate Account Charge
                                           Section 9.08 Plan Record-Keeping Service Charges
                                           Section 9.09 Applicable Tax Charges
                                           Section 9.10 Changes

Part X                       -             General Provisions                                                        34

                                           Section 10.01 Statutory Compliance
                                           Section 10.02 Deferment
                                           Section 10.03 Assignments, NonTransferability, NonForfeitability
                                           Section 10.04 Ownership Rights
                                           Section 10.05 Disqualification of Plan or Contract
                                           Section 10.06 Manner of Payment
                                           Section 10.07 Reports and Notices

                                           Table of Guaranteed Annuity Payments                                      37



2004TSACERT-A                                                                  2

                              PART I - DEFINITIONS

SECTION 1.01-ACCUMULATION UNIT

"Accumulation Unit" means a unit of measure used to calculate the variable Annuity Account Value during the accumulation period.

SECTION 1.02-ACCUMULATION UNIT VALUE

"Accumulation Unit Value" means the dollar value of each Accumulation Unit in a Variable Separate Account on a given date.

SECTION 1.03-ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for you in the Investment Options, including any amount in the Loan Reserve Account. The Annuity Account Value at any time may be reduced by the amount of any forfeiture, if applicable, as described in the section "Forfeitures/Forfeiture Account".

SECTION 1.04-ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us pursuant to Part VII of this Certificate.

SECTION 1.05-ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments to you are to commence as reported to us by your Employer.

SECTION 1.06-ANNUITY UNIT

"Annuity Unit" means a unit of measure used after the Annuity Commencement Date to calculate the amount of variable annuity payout.

SECTION 1.07-APPLICATION

"Application" means the Application for the Group Annuity Contract or participation in the Group Annuity Contract by the Employer and accepted by us.

SECTION 1.08-BENEFICIARY

"Beneficiary" means the person designated by you under the Plan to receive the death benefit.

SECTION 1.09-BUSINESS DAY

"Business Day" means any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 P.M., Eastern Time, or such other time as we state in writing to you.

SECTION 1.10-CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value, less any charge that applies and less the amount of the entire unpaid balance of any loan, including interest due but not paid.


2004TSACERT-A                                                                  3

SECTION 1.11-CERTIFICATE

"Certificate" means this document issued to you as evidence of your enrollment under the Contract.

SECTION 1.12-CODE

"Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws, and includes applicable tax regulations.

SECTION 1.13-CONTRACT

"Contract" means the Group Annuity Contract and Application between the Contract Holder, Employer and us providing a variable annuity to fund the Plan. The terms of the Contract are agreed to by the Employer and us.

SECTION 1.14-CONTRACT DATE

"Contract Date" means the date following our acceptance of an Application with respect to a Plan.

SECTION 1.15-CONTRACT YEAR

"Contract Year" with respect to a Plan means the twelve-month period starting on
(i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.16-CONTRIBUTION

"Contribution" means a payment remitted to us under the section "Contributions".

SECTION 1.17-EMPLOYER

"Employer" means either of the following:

(a) An organization described in Section 501(c)(3), which is exempt from federal income tax under Section 501 (a) of the Code; or

(b) A State, a political subdivision of a State or an agency or instrumentality of any of the foregoing, with respect to employees who perform services for any educational organization, as described in Section 170(b)(1)(A)(ii) of the Code.

SECTION 1.18-ERISA

"ERISA" means Employee Retirement Income Security Act of 1974, as amended.

SECTION 1.19- EXPIRATION DATE

"Expiration Date" means the date that a Fixed Maturity Option matures.

SECTION 1.20-FIXED MATURITY AMOUNT

"Fixed Maturity Amount" means the amount held with respect to a given Fixed Maturity Option. The Fixed Maturity Amount reflects Contributions and transfers made to a Fixed Maturity Option, plus interest at the Rate to Maturity, minus any withdrawals, transfers and charges, if any, deducted from a Fixed Maturity Option.


2004TSACERT-A                                                                  4

SECTION 1.21-FIXED MATURITY OPTION

"Fixed Maturity Option" means the Investment Option that specifies a period of time during which the Rate to Maturity is guaranteed to remain the same for amounts allocated to and held for such period until its expiration.

SECTION 1.22-GUARANTEED INTEREST OPTION

"Guaranteed Interest Option" means the Investment Option that pays interest at Guaranteed Interest Rates set by us from time to time.

SECTION 1.23-GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate at which interest accrues on amounts allocated to the Guaranteed Interest Option.

SECTION 1.24-INVESTMENT OPTION

"Investment Option" means a Variable Investment Option, Fixed Maturity Option, or Guaranteed Interest Option.

SECTION 1.25-PARTICIPANT

"Participant" means an individual covered under the Plan who has been enrolled under the Contract and for whom we maintain an Annuity Account Value.

SECTION 1.26-PARTICIPATION DATE

"Participation Date" means the earlier of (a) the Business Day on which we issue this Certificate to you under the Contract and (b) the Business Day on which the first Contribution for you is received at the Processing Office. Your Participation Date is specified on the first page of this Certificate.

The original Participation Date is the Business Day on which you were enrolled under a Prior Contract/Certificate if applicable.

SECTION 1.27-PARTICIPATION YEAR

"Participation Year" means the twelve-month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless we agree to another period.

SECTION 1.28-PLAN

"Plan" means the plan, arrangement or program maintained or adopted by the Employer that is intended to meet the requirements of Section 403(b) of the Code including an annuity contract under Section 403(b)(1) or a custodial account under Section 403(b)(7) of the Code and which is named in the Application.

SECTION 1.29-PORTFOLIO

"Portfolio" means a separate class (or series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.30-PRIOR CONTRACT

"Prior Contract" means a contract or certificate issued by us and from which the Employer and we, with your consent, if required, and if such contract or certificate is owned by you have agreed to transfer certain assets or liabilities associated with the Plan, if applicable, to the Contract.


2004TSACERT-A                                                                  5

SECTION 1.31-PROCESSING OFFICE

"Processing Office" means our administrative office or such other location as we may designate upon written notice to the Employer.

SECTION 1.32-PROCESSING DATE

"Processing Date," means the day(s) we deduct charges from your Annuity Account Value.

SECTION 1.33-RATE TO MATURITY

"Rate to Maturity" means a specified interest rate that we credit to amounts allocated to a Fixed Maturity Option. Different Fixed Maturity Options have different Rates to Maturity.

SECTION 1.34-SEPARATE ACCOUNT

"Separate Account," means Separate Account [48] (which contains the Fixed Maturity Options) and the Variable Separate Account(s).

SECTION 1.35-TRANSACTION DATE

"Transaction Date" means the Business Day we receive a Contribution or a transaction request at the appropriate Processing Office. Transaction requests must be in a form acceptable to us.

SECTION 1.36-VARIABLE INVESTMENT OPTION

"Variable Investment Option" means either a subaccount of a Variable Separate Account, or a Variable Separate Account that has not been divided into subaccounts. A Variable Investment Option may invest its assets in a Portfolio.

SECTION 1.37 VARIABLE SEPARATE ACCOUNT

"Variable Separate Account(s) refers to our Separate Account A and any Separate Accounts added to the Contract as described in Part II except Separate Account [48]. Variable Separate Accounts may be divided into subaccounts.


2004TSACERT-A                                                                  6

                                    PART II - INVESTMENT OPTIONS

SECTION 2.01-AVAILABILITY AND TYPES OF INVESTMENT OPTIONS

The availability of Investment Options may be subject to the terms of the Plan, as reported to us by the Employer.

We reserve the right to change, limit or amend the number of Investment Options that an Employer may elect.

The Investment Options may consist of Investment Options that are classified as "Type A" or "Type B", or any other type that may be specified in the Application, as we designate in our discretion for purposes of the transfer rules described in the section "Transfer Rules".

SECTION 2.02-GUARANTEED INTEREST OPTION-CONDITIONS

(a)  Guaranteed Interest Option

     Any amount held for you in the Guaranteed Interest Option becomes part of our general assets, which support the guarantees of the Contract as well as other policies and contracts that we offer.

     The amount held for you in such Guaranteed Interest Option at any time is equal to the sum of:

     o all amounts that have been allocated or transferred to such Guaranteed Interest Option, plus

     o   the amount of any interest credited, less

     o all amounts that have been withdrawn (including charges) or transferred from such Option.

     We will credit the amount held in the Guaranteed Interest Option with interest at effective annual rates that we set. We will also set a minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period or a calendar year. We credit interest daily to amounts in the Guaranteed Interest Option.

     We guarantee that any rate so determined will never be less than the minimum Guaranteed Interest Rate specified in the Data Pages.

(b)  Conditions

     We have the right to terminate the Contract if the Employer fails to comply with certain obligations with respect to the operation of the Plan.

SECTION 2.03-SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain the Separate Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities that arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other Contract liabilities with respect to such Separate Account, to another Separate Account, or to our general account.


2004TSACERT-A                                                                  7

We may, in our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to the type of investments that the Separate Account is permitted by law to make.

SECTION 2.04-VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES

The amount in a Variable Separate Account at any time is equal to the number of Accumulation Units in that Account multiplied by the Accumulation Unit Value that applies at that time. If the Contract has Variable Investment Options, then the terms of this section apply separately to each Variable Investment Option, unless otherwise stated.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Option. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn. The number of Accumulation Units in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Variable Investment Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday that is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

The Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

(a) is the value of the Portfolio shares held by the Variable Investment Option at the end of the Valuation Period (before taking into account any amounts allocated to, or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio; for this purpose, we use the share value reported to us for the Portfolio plus the applicable dividend and capital gain rates on the ex-dividend date);

(b) is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

(c) is the daily Variable Separate Account charges for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.05-CHANGES WITH RESPECT TO VARIABLE SEPARATE ACCOUNTS

In addition to the right reserved pursuant to the section "Availability and Types of Investment Options", we reserve the right, subject to compliance with applicable law, including approval of the Employer, if required:

         (a) to add Variable Investment Options to, or to remove Variable Investment Options from, the Variable Separate Account(s), or to add other Separate Accounts;

         (b) to combine any two or more Variable Investment Options or sub-funds thereof;

         (c) to transfer the assets we determine to be the share of the class of contracts to which the Contract belongs from a Variable Investment Option to another Variable Investment Option;

         (d) to operate any Variable Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940; in which case charges and


2004TSACERT-A                                                                  8
               expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Variable Separate Account.

         (e) to operate any Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940.

         (f) to deregister the Variable Separate Account under the Investment Company Act of 1940;

         (g) to restrict or eliminate any voting rights as to the Variable Separate Account;

         (h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other Portfolios.

         (i)   to close an Investment Option to transfers and Contributions.

We reserve the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Variable Investment Option, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph.

A Portfolio of a Variable Investment Option might, in our judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option because of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Variable Separate Account or Variable Investment Option, the Employer will be notified of such exercise, as required by law.

SECTION 2.06-FIXED MATURITY OPTION

Amounts allocated to the Fixed Maturity Options are held in our Separate Account No. [48].

We have the right, subject to compliance with applicable law, to: (a) add new Separate Accounts to be used for the same purpose as Separate Account [48], (b) divide Separate Account [48] into two or more Separate Accounts to be used for the same purpose, and (c) combine Separate Account [48] with any other Separate Account that is used for the same purpose as Separate Account [48].

Each Fixed Maturity Option is subject to a market value adjustment formula that may result in adjustments, positive or negative, in benefits. Such market value adjustment will not apply upon transfer to a new Fixed Maturity Option or to another Investment Option on the Fixed Maturity Option's Expiration Date. The amount in a Fixed Maturity Option before application of a market value adjustment is called the Fixed Maturity Amount. Before the Expiration Date, the Annuity Account Value in a Fixed Maturity Option on any day will reflect the market value adjustment that we would make if the entire amount in the Fixed Maturity Option were withdrawn.

1.   Fixed Maturity Options

     We may offer one or more Fixed Maturity Options. For each such Fixed Maturity Option, we guarantee to credit interest at the Rate to Maturity. Interest will be credited daily to amounts in the Fixed Maturity Options. The duration of each Fixed Maturity Option offered under your Certificate and the Rate to Maturity, which applies to each Fixed Maturity Option, will be furnished by us upon request. The Fixed Maturity Option duration(s) and the Rate to Maturity for each Fixed Maturity Option available upon issuance of your Certificate is shown in the Data Pages.


2004TSACERT-A                                                                  9

     Contributions and transfers to a Fixed Maturity Option as described in Part III "Contributions, Allocations and Discontinuance" will be allocated according to your election. Contributions or transfers into a Fixed Maturity Option will receive the Rate to Maturity applicable to the elected Fixed Maturity Option on the Transaction Date. The Fixed Maturity Amount of a Fixed Maturity Option is equal to the amount allocated to that Fixed Maturity Option, plus interest at the Rate to Maturity, minus withdrawals, transfers and charges, if any, deducted from the Fixed Maturity Option and adjusted for any market value adjustment previously applied.

     The last day of a Fixed Maturity Option is the Expiration Date. We will notify you at least 15 days but not more than 45 days before the Expiration Date of each Fixed Maturity Option. One of the following three options may be elected at the Expiration Date, none of which will result in a market value adjustment:

        (a) transfer the amount in the Fixed Maturity Option into another Fixed Maturity Option of any available duration that we then offer;

        (b) transfer the amount in the Fixed Maturity Option to another Investment Option;

        (c) make a withdrawal from the amount in the Fixed Maturity Option (subject to any withdrawal charges and applicable restrictions which may apply pursuant to the section "Restrictions on Distributions" and the section "Withdrawal Charges").

     If no election is made with respect to amounts in a Fixed Maturity Option as of the Expiration Date, such amounts will be transferred into a Fixed Maturity Option with the earliest available Expiration Date that occurs after the then current calendar year. If we are not offering new Fixed Maturity Options then such amounts will be transferred into the Money Market Variable Investment Option. During the 30 days following the Expiration Date, the amount in the Fixed Maturity Option (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new Fixed Maturity Option or other Investment Option. A market value adjustment will not apply. In no event may you elect a Fixed Maturity Option that extends beyond the Annuity Commencement Date.

2.   Transfers, Withdrawals, Death and Annuity Benefits

     If a request is made, other than as described in item 1 above, for a transfer to an Investment Option as described in the section "Transfer Requests" or a withdrawal as described in the section "General Withdrawals", any such transfer or withdrawal from a Fixed Maturity Option, will be subject to a market value adjustment described below. The market value adjustment will be in addition to any charges that apply as described in the section "Withdrawal Charges".

     Amounts applied from a Fixed Maturity Option to provide a death benefit as described in the section "Death Benefit", an annuity as described in Part VII "Annuity Benefits" or any other annuity form that we offer will be subject to a market value adjustment. A negative market value adjustment will not be imposed on a death benefit.

     No transfers are permitted to a Fixed Maturity Option from any Investment Option after the initial Contribution or transfer into such Fixed Maturity Option.

3.   Market Value Adjustment

     The market value adjustment upon transfer or withdrawal from a Fixed Maturity Option is determined as follows:

        (a) We determine the Fixed Maturity Amount that would be payable on the Expiration Date, of your Fixed Maturity Option using the Rate to Maturity for such Fixed Maturity Option.

        (b) We determine the period remaining in your Fixed Maturity Option (on the Transaction Date of your transfer or withdrawal) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.


2004TSACERT-A                                                                 10

        (c) We determine the current Rate to Maturity that would apply on the Transaction Date to new allocations to the same Fixed Maturity Option, and add a current rate percentage that we determine up to a maximum of [0.50%].

        (d) We determine the present value of the Fixed Maturity Amount payable at the Expiration Date, using the period determined in (b) and the rate determined in item (c).

        (e) We determine the Fixed Maturity Amount as of the Transaction Date.

        (f) We subtract (d) from the result in (e). The result is the market value adjustment (which may be positive or negative) applicable to such Fixed Maturity Option.

The market value adjustment (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Fixed Maturity Option will be a percentage of the market value adjustment that would apply if you were to withdraw the entire amount in that Fixed Maturity Option. The percentage is determined by dividing (i) the amount of the withdrawal or transfer from the Fixed Maturity Option by (ii) the Fixed Maturity Amount in such Fixed Maturity Option prior to the withdrawal or transfer.

The market value adjustment will be in addition to any charges which otherwise apply as described in Part IX "Charges".

If we are not offering a Fixed Maturity Option to which the current " Rate to Maturity" would apply, we will use the rate at the closest Expiration Date. If we are no longer offering new Fixed Maturity Options, we will use the "Moody's rate" which will be a rate based on the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates, for the duration required, as published by Moody's Investor Services, Inc. The rate for the numerator will be the Moody's rate for the initial duration of the Fixed Maturity Option on the date the allocation or transfer was made to such Fixed Maturity Option and the rate for the denominator will be the Moody's rate for the remaining duration on the date the withdrawal or transfer out is made. If such Moody's rate is not available, a rate based on a substantially similar average will be used.


2004TSACERT-A                                                                 11

            PART III - CONTRIBUTIONS, ALLOCATIONS AND DISCONTINUANCE

SECTION 3.01-CONTRIBUTIONS

The Employer makes Contributions from time to time pursuant to the terms of the Plan.

We reserve the right to reject any Contribution of less than the amount specified in the Data Pages.

If the Plan contains a vesting schedule, whereby amounts must be forfeited upon failure to satisfy the vesting schedule, the Employer must identify, which Contributions, if any, are subject to the vesting schedule, unless otherwise agreed upon between the Employer and us. The Employer must report any forfeiture to us as described in the section on "Forfeitures/Forfeiture Account".

The Employer or you may, with our agreement, transfer to the Contract any amount held under a contract or account for you that meets the requirements of Section 403(b) of the Code ("Transferred Funds"). If a Contribution includes Transferred Funds, you or the Employer must tell us the portion, if any, of the Transferred Funds that are (a) exempt from the payment restrictions described in the section "Restrictions on Distributions"; (b) subject to forfeiture under the Plan and
(c) eligible for delayed distribution under the section "Required Minimum Distributions". If you or the Employer does not tell us, then we will treat all such amounts as nonforfeitable and subject to applicable distribution and/or tax restrictions. Any Transferred Funds from a contract not issued by us will be reduced by the amount of any applicable tax charge as determined by us. See the section "Applicable Tax Charges".

Subject to the concurrence of the Employer and with our agreement, you may roll over any amount distributed from another eligible plan as described in Section 403(b)(8) of the Code ("Rollover Amount") to the Contract. You or the Employer must identify to us the Rollover Amount. Such Rollover Amount will (a) not be subject to forfeiture under the Plan; (b) be exempt from the payment restriction described in the section "Restrictions on Distributions"; and (c) not be eligible for delayed distribution under the section "Required Minimum Distribution". If you or the Employer do not identify or tell us the Rollover Amount, we will treat all such amounts as nonforfeitable and subject to applicable distribution and/or tax restrictions.

Contributions are limited to the amounts specified in Sections 403(b), 402(g) and 415(c) of the Code. Salary Reduction Contributions cannot exceed the elective deferral limitation under Section 402(g) of the Code. If Salary Reduction Contributions under the Contract for a plan year exceed the limit specified in Section 402(g) of the Code, the excess amount must be distributed no later than April 15 of the following calendar year, as described in Treasury Regulation Section 1.402(g)1(c).

Each Contribution received by us on your behalf will, before its allocation under the Contract, be reduced by the amount of any applicable tax charge as described in Part IX "Charges".

If we are notified that any Contributions would cause the Contract not to qualify under Section 403(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract for your exclusive benefit and any Beneficiary.

SECTION 3.02-ALLOCATIONS

Each Contribution (less any applicable tax charge in accordance with the section "Applicable Tax Charges") is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to us by you or your Employer.


2004TSACERT-A                                                                 12

SECTION 3.03-DISCONTINUANCE OF CONTRIBUTIONS

Contributions under the Contract can be discontinued by your Employer at any time.

Contributions under the Contract can be discontinued by us as provided in the section "Guaranteed Interest Option-Conditions" or upon a material breach by your Employer of the terms and conditions of the Contract. If Contributions are discontinued, all terms and conditions of the Contract continue to apply to amounts held under the Contract, but no additional Contributions can be made.


2004TSACERT-A                                                                 13

                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01-TRANSFER REQUESTS

Unless we are otherwise instructed by the Employer, you may submit a request to transfer all or part of the amount held in an Investment Option to one or more of the other Investment Options. Transfer requests are subject to a minimum amount as stated in the Data Pages. The request must specify the source(s) of Contributions, if applicable, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms in the section "Transfer Rules" and to our rules in effect at the time of transfer. With respect to a Variable Separate Account, the transfers will be made at the Accumulation Unit Value next computed for that Transaction Date.

SECTION 4.02-TRANSFER RULES

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communication services in the product prospectus, prospectus supplements or other notifications, as mailed to the Employer's last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communication services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option.

If the Employer has elected to have any Type B Investment Option available to you, as described in the section "Types of Investment Options", whether or not you have amounts in any such Investment Options, then the following applies unless otherwise specified in the Data Pages.

The maximum amount that you may transfer from the Guaranteed Interest Option to a Variable Investment Option or to a Fixed Maturity Option in any Participation Year is as follows:

        (a) A percentage, as stated in the Data Pages, of the amount in the Guaranteed Interest Option on the last day of the prior Participation Year, or if greater,

        (b) The total of all amounts transferred at your request from the Guaranteed Interest Option to a Variable Investment Option or a Fixed Maturity Option in the prior Participation Year.

The percentage referred to in subsection (a) above may not be less than 5% or more than 25%.

If an amount was allocated to the Guaranteed Interest Option as a result of a total transfer of Plan funds (that is, a transfer initiated by the Employer on your behalf) from another funding vehicle, the maximum amount which may be transferred from the Guaranteed Interest Option for the transfer period in which such allocation occurred will be an amount equal to the percentage determined in
(a) above, but applied to the amount initially allocated to the Guaranteed Interest Option on your behalf.

We reserve the right to:

        (1) limit transfers among or to the Variable Investment Options to no more than once every 30 days;

        (2) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options;

        (3) reject transfer requests from a person acting on behalf of multiple Participants pursuant to a trading authorization agreement that we have accepted;


2004TSACERT-A                                                                 14

        (4) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option or determine that you have engaged in any such strategy;

        (5) defer transfers for up to six months, as described in the section "Deferment";

        (6) revise our transfer rules; and

        (7) charge for any transfer you make between Investment Options, in any Participation Year, if the number of transactions exceed [12].

Any action taken pursuant to subsection (1) through (7) above will be made by us upon advance notice to the Employer.


2004TSACERT-A                                                                 15

                    PART V - DISTRIBUTIONS AND DEATH BENEFITS

Section 5.01-RESTRICTIONS ON DISTRIBUTIONS:

Payments of Cash Value pursuant to the section on "General Withdrawals", or Part VII "Annuity Benefits" are subject to the restrictions described in this section. Any distributions or payments under any of those sections in this Certificate are also subject to any restrictions of the Employer's Plan.

     (a) Salary Reduction Contributions (Section 403(b)(11) of the Code).

         Amounts attributable to Salary Reduction Contributions made after December 31, 1988 and any earnings credited after December 31, 1988 on Salary Reduction Contributions whenever made, less any "grandfather amounts" described in the next sentence, are collectively "Restricted Amounts". A "grandfather amount" is your 403(b) arrangement account balance as of December 31, 1988 invested in an annuity contract described in Section 403(b)(1) of the Code, less any such amount of account balance which was invested at any time under a custodial account described in Section 403(b)(7) of the Code, plus any other amount not restricted under Section 403(b)(11) of the Code.

     (b) Contributions from Custodial Accounts under Section 403(b)(7) of the Code.

         All amounts attributable to Contributions directly transferred from a custodial account under Section 403(b)(7) of the Code (including Contributions directly transferred from a Section 403(b)(7) custodial account into any other Section 403(b)(1) annuity contract which are subsequently directly transferred are "Restricted Amounts".

     (c) Restrictions on Distributions under the Code.

         Distributions of Restricted Amounts described above in subsections 5.01(a) and 5.01(b) may not be made before you attain age 59 1/2, separate from service with the Employer, die, or become disabled (within the meaning of Section 72(m)(7) of the Code).

         Distributions of the amount of Salary Reduction Contributions made after December 31, 1988 may also be made in the case of financial hardship (within the meaning of Sections 403(b)(7) and 403(b)(11) of the Code) and applicable Treasury Regulations. Any earnings credited after December 31, 1988 attributable to Salary Reduction Contributions made before or after December 31, 1988 are not eligible for hardship distributions. If a request for payment of Restricted Amounts, on the grounds of disability or hardship is made, we must be furnished with proof of such disability or hardship as may be required by the Plan, the Code, and applicable Treasury Regulations in a form satisfactory to us.

     (d) Other Restrictions on Distributions

         We reserve the right to limit transfers of Cash Value, up to the amount of any Loan Reserve Account under this Certificate, to another 403(b) arrangement while you have an outstanding loan as described in Part VI "Plan Loans". If the Employer reports to us that the Plan is subject to ERISA, the Spousal Annuity and Consent Rules will also apply.

Unless the Employer provides documentation that amounts directly transferred from other 403(b) arrangements are not subject to the distribution restrictions described in paragraph (c) above, we will treat such directly transferred Contributions as Restricted Amounts.

2004TSACERT-A                                                                 16


SECTION 5.02-GENERAL WITHDRAWALS

All withdrawal requests will require your Employer's written authorization in a form acceptable to us, unless otherwise instructed by the Employer, specifying the portion of your Annuity Account Value that is available for distribution, the amount to be withdrawn and the Investment Option(s) from which the withdrawal is to be made. Withdrawals are subject to the restrictions in the section "Restrictions on Distributions".

Following receipt of written notice, we will pay or if requested, transfer or directly rollover to another contract or custodial arrangement that meets the requirements of Section 403(b)(1), Section 403(b)(7), or such eligible qualified plan or arrangement as permitted by applicable law, the lesser of the Cash Value, less any funds restricted in accordance with the section "Restrictions on Distributions", and the amount requested. This amount paid, transferred or directly rolled over, plus any applicable withdrawal charge in accordance with
Part IX "Withdrawal Charges" will be withdrawn from the Investment Options. Unless instructed otherwise, the amount withdrawn (including any withdrawal charge) will be deducted from the Investment Options in proportion to the amounts in such Investment Options.

We may decline to accept a request for a withdrawal of less than the minimum withdrawal amount stated in the Data Pages, or where the withdrawal would violate the provisions of this section or the section "Spousal Annuity and Consent Rules". If a withdrawal made under this section would result in an Annuity Account Value of less than the amount stated in the Data Pages, we will inform you and we reserve the right to terminate your participation under the Contract in accordance with the section "Participant Accounts".

Prior to making any payment, we may request from the Employer such information which may include a certification as we may reasonably require to determine if the withdrawal, alone or together with any previous withdrawal made by you is necessary and proper under the terms of the Employer's Plan.

We will pay any amount payable under this subsection as the Employer directs in writing and such payment will fully discharge us from all liability with respect to the amount paid.

SECTION 5.03-DIRECT ROLLOVER WITHDRAWALS

Unless otherwise instructed by your Employer, any withdrawal request for a direct rollover from your Certificate must be made through your Employer.

You (or a Beneficiary who is your surviving spouse as described in the section "Beneficiary") may elect to have all or any portion of the Cash Value or the Death Benefit described in this Certificate, as applicable, paid directly to another "eligible retirement plan" in a "direct rollover transaction" as these terms are defined in Sections 403(b) and 402(c) of the Code.

In order to elect this option all of the following requirements must be met:

(a) The recipient of the distribution must be an eligible retirement plan maintained for your benefit (or for your spousal Beneficiary).

(b) The distribution may include after-tax Contributions if the direct rollover is made to a funding vehicle under a specified eligible retirement plan which agrees to separately account for the funds rolled over, or to a traditional individual retirement arrangement, as indicated by you or your Employer.


2004TSACERT-A                                                                 17

(c) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. We reserve the right to determine the amount of the required minimum distribution. If you have elected a payment option that is either paying substantially equal periodic payments for a period of ten years or more or a life annuity, the direct rollover option does not apply to those amounts.

(d) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

SECTION 5.04-DEATH BENEFIT

Upon our receipt of due proof of your death and any required instructions, information and forms necessary to effect the payment (the Transaction Date), we will pay to your Beneficiary the amount of the death benefit. We will pay the death benefit in the form elected by your Beneficiary and reported by the Employer. Subject to the rules and laws then in effect, your Beneficiary may elect:

(a) to receive the death benefit in a single sum;

(b) to apply the death benefit to purchase an Annuity Benefit in a form that we currently offer;

(c) to apply the death benefit to provide any other form of benefit that we offer.

If you so elect in writing any amount that would otherwise be payable to a Beneficiary in a single sum will be applied to provide an Annuity Benefit. Subject to our rules then in effect, such election may be changed during your lifetime. Any such change must be made in writing in a form acceptable to us. Your election cannot be changed by the Beneficiary. If at your death there is no election in effect, the Beneficiary may make such an election. In the absence of any election by either you or your Beneficiary, we will pay the death benefit in a single sum.

The amount of the death benefit is equal to the greater of (i) the Annuity Account Value (without any negative market value adjustment that would otherwise apply) as of the Transaction Date less any unpaid loan balance including interest due but not paid, and (ii) the minimum death benefit. The minimum death benefit is the sum of all Contributions less any withdrawals, withdrawal charges (if applicable), and less any unpaid loan balance including interest due but not paid. Withdrawals will reduce the minimum death benefit on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current Annuity Account Value that is being withdrawn and we reduce your current minimum death benefit by that same percentage. The amount of any death benefit payable may be reduced by the amount of any forfeiture that applies as reported by the Employer as described in the section "Forfeitures/Forfeiture Account".

The payment of the death benefit is subject to the requirements of ERISA, if applicable.

Enhanced Death Benefit

If you elect the Enhanced Death Benefit the following will apply to the amount of the death benefit instead of the amount of the death benefit described above. The amount of the death benefit will be equal to the greater of (i) the Annuity Account Value (without any negative market value adjustment that would otherwise apply) as of the Transaction Date less any outstanding loan and accrued loan interest, and (ii) the Enhanced Death Benefit as of the date of your death.



2004TSACERT-A                                                                 18

On the Participation Date, the Enhanced Death Benefit is equal to the initial Contribution. Thereafter, the Enhanced Death Benefit will be reset every [three] years on the Participation Date anniversary to the Annuity Account Value if greater than the previously established Enhanced Death Benefit (adjusted for Contributions and withdrawals), up to the date you attain age [85]. Contributions will increase the Enhanced Death Benefit on a dollar-for-dollar basis. Withdrawals will reduce the Enhanced Death Benefit on a pro rata basis, in the same manner as for the minimum death benefit described above.

Once elected at the time of enrollment you may not terminate the Enhanced Death Benefit. The charge for the Enhanced Death Benefit will be a percentage of the Annuity Account Value on the Participation Date anniversary, see the section "Charges Deducted From Annuity Account Value".

Beneficiary

Subject to the terms of the Plan, you may name one or more persons to be primary Beneficiary and one or more persons to be successor Beneficiary if the primary Beneficiary dies before you. If you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor. Unless you specifically elect in writing otherwise, we will treat each Beneficiary's share of the death benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation. Your selection of a Beneficiary is subject to the requirements of ERISA, if applicable.

You may change the Beneficiary during your lifetime and while coverage under this Certificate is in force. Any such change must be made in writing in a form acceptable to us. A change will take effect as of the date the written form is executed, whether or not you are living on the date of receipt at the Processing Office. We will not be liable as to any payments made or actions taken before receipt of any such change at the Processing Office.

Any part of a death benefit payable as described in the section "Beneficiary" for which there is no named Beneficiary living at your death will be payable in a single sum to your spouse, if any, or if there is no spouse, then to your children who survive you, in equal shares, or, if there are no surviving children, then to your estate.

SECTION 5.05-BENEFICIARY CONTINUATION OPTION

This section will apply only if you die before the Annuity Commencement Date, and the Beneficiary named under the "Beneficiary" section of this Certificate is an individual. With the exception of the following paragraph, this section does not apply to any Beneficiary that is not an individual and the non-individual Beneficiary's portion of the death benefit is payable to such non-individual Beneficiary.

This Section applies to a non-individual Beneficiary only if it is a "see through trust". A see through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation
Section 1.40(a)(9)-4 Q&A, or any successor Regulation, is the Beneficiary named pursuant to the "Beneficiary" section of this Certificate, the successor Participant is the oldest Beneficiary of such trust.


2004TSACERT-A                                                                 19

If this Section applies and there is more than one Beneficiary, your entire interest under this Certificate will be apportioned among your Beneficiaries as you designate pursuant to the "Beneficiary" section of this Certificate.

If the Beneficiary qualifies to continue this Certificate, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue this Certificate pursuant to this Section under the terms set forth in (a) through (i) below. Each such Beneficiary electing to continue his or her portion of the interest under this Certificate is a " Continuation Beneficiary".

For any Beneficiary who does not timely elect to continue his or her portion of the interest under this Certificate, we will pay that Beneficiary's share of the death benefit pursuant to the "Death Benefit" section of this Certificate, in a lump sum. The terms of the Beneficiary Continuation Option are as follows:

         a. If the Beneficiary Continuation Option is elected, then as of the date we receive due proof of your death, and any required instructions, information and forms necessary to effect the Beneficiary Continuation Option feature, we will increase the Annuity Account Value to equal the applicable death benefit if such death benefit is greater than such Annuity Account Value.

         b. Each Continuation Beneficiary will automatically become the Participant as defined in this Certificate with respect to that Continuation Beneficiary's portion of the interest in this Certificate. If you have specifically elected under the "Beneficiary" section of this Certificate that we not separately account for each Beneficiary's portion of the interest in this Certificate, the oldest Continuation Beneficiary will be the Participant for purposes of calculating the Required Minimum Distribution payments.

         c. Each Continuation Beneficiary will have the right to transfer amounts among the Investment Options with respect to that Continuation Beneficiary's portion of the interest in this Certificate.

         d. Any death benefit provision (including the minimum death benefit provision) will no longer be in effect.

         e.    A Continuation Beneficiary cannot make any additional
               Contributions.

         f. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in this Certificate will be made in accordance with requirements of the Code.

         g. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue your Certificate are not subject to a withdrawal charge.

         h. Upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with the Code rules (Required Minimum Distribution Rules-Required Payments After Death).

         i. This Certificate cannot be assigned and must continue in your name for the benefit of your Continuation Beneficiary.


2004TSACERT-A                                                                 20

                              PART VI - PLAN LOANS

SECTION 6.01-LOANS

Prior to your Annuity Commencement Date, you may make a request for a loan subject to the terms of the Plan and the Code by completing a Loan Request Form.

A Plan loan will be available only from the vested portion of your Annuity Account Value as reported to us by the Employer.

We reserve the right not to permit a new loan if you have previously defaulted on a loan and have not repaid the outstanding amount due.

The Loan Request Form together with the loan confirmation notice will be the loan agreement and will contain all of the terms of the loan which apply, including the amount of the loan, interest rate and the payment due dates.

A loan is effective on the date we specify and after we approve the Loan Request Form.

You may have only [one] outstanding loan at a time.

A.   Loan Amount:

     As a condition for granting a loan, we will require your representation that the loan amount requested, when aggregated with loans (principal plus interest) from all qualified plans of the Employer, does not exceed the maximum loan amount permitted under the Plan and Section 72(p) of the Code. If you are also a participant in other 403(b) plans or qualified plans, the maximum loan amount is limited to the maximum amount aggregated for all plan loans which you have outstanding under those plans, as required by
     Section 72(p) of the Code. We reserve the right to also require that you elect not to have income tax withholding apply with respect to any interest and/or loan principal that would otherwise be subject to withholding.

     The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than [$1,000].

     The maximum loan amount you are permitted under the Code may not be more than the lesser of (A) or (B) below:

     (A) $50,000, less the highest outstanding balance of loans under any 403(b) plan or any other qualified plan that you have with the Employer during the one-year period ending on the day before the effective date of the loan, over the outstanding balance of loans under any 403(b) Plan or other qualified Employer Plan on the effective date of the loan.

     (B) the greater of (1) one half the present value of your nonforfeitable accrued benefit under all of the 403(b) plans or other qualified Employer plans or (2) $10,000.

B.   Loan Term:

     The loan term will be for a maximum of five years. If the Loan Request Form indicates that the purpose of the loan is to purchase a principal residence, the loan term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (1) the election and commencement of Annuity Benefits under the section "Commencement of Annuity Benefits", (2) the date of termination pursuant to the section "Participant Accounts", and "Termination of the Contract" or (3) the date we pay a death benefit pursuant to the section "Death Benefit".


2004TSACERT-A                                                                 21

C.   Loan Reserve Account:

     On the date the loan is effective, we will transfer to a "Loan Reserve Account" an amount equal to the sum of (1) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (2) 10% of the loan amount, which will earn interest at the Guaranteed Interest Rate. You may not make any partial withdrawals or transfers among Variable Investment Options or to another 403(b) funding arrangement or qualified employer plan from the Loan Reserve Account until after repayment of the principal amount then due. You may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded.

     The "Loan Reserve Account Rate" will equal the loan interest rate (see subsection D below) minus 2%, or such other percentage determined by us in accordance with our then current procedures. Such rate shall not be greater than permitted under any current applicable state or federal law.

D.   Loan Interest Rate:

     (1) Under a 403(b) Plan not subject to ERISA, we will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will not be greater than any maximum rate required under any current applicable state or federal law.

     (2) Under a 403(b) Plan subject to ERISA, the applicable provisions of the Plan or the Employer will determine the applicable interest rate at which interest on the loan will accrue daily, subject to any limitations imposed by law. The rate so determined will be a reasonable rate set in accordance with Department of Labor Regulations 2550.408b-1(e), and will be based on prevailing rates available at the date of determination on loans charged by persons in the business of lending money for loans which would be made under similar circumstances.

E.   Repayments:

     The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. We will first apply any payment to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Option.

F.   Default:

     By each due date (or specified date thereafter according to our then current procedures) if the amount of the loan payment is less than the amount due or the loan payment is not received at our Processing Office, we will treat the amount of the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for federal income tax purposes.

     If the amount in the Loan Reserve Account is not subject to the restrictions described in the section "Restrictions on Distributions", on default we reserve the right to deduct from the Loan Reserve Account an amount equal to the interest and principal payments due at the time of the default. We also reserve the right to deduct any withdrawal charges that apply and any required tax withholding.

     If the amount in the Loan Reserve Account is subject to the restrictions described in the section "Restrictions on Distributions", on default we will designate in the Loan Reserve Account an amount equal to the unpaid loan balance (interest and principal payments due) at the time of default. When the Certificate is no longer subject to the withdrawal restrictions of the section "Restrictions on Distributions" we will have the right to foreclose on this amount, and deduct any withdrawal charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date you reach age 70 1/2 or we are notified in writing that another event has occurred which would permit amounts subject


2004TSACERT-A                                                                 22
     to restrictions on distribution to be paid. (Such an event includes but is not limited to severance from employment.)

G.   Changes:

     We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any applicable law or regulations that apply to this Certificate.


2004TSACERT-A                                                                 23

          PART VII ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS

SECTION 7.01-FORMS OF DISTRIBUTION

You may elect (i) a single sum distribution, (ii) an Annuity Benefit, or (iii) any other form of payment of the Cash Value offered by us, subject to the terms of the Plan and the approval of the Employer.

SECTION 7.02-ELECTION/REPORT FOR ANNUITY BENEFIT

An election to have the Cash Value paid in the form of an Annuity Benefit can only be made if the Cash Value is at least $2,000. The Employer will report to us each Participant or other person with respect to whom an Annuity Benefit is to be provided under the Contract and whether all or a portion of the Cash Value is to be used for such Annuity Benefit. The report must be made before the first payment under such Annuity Benefit and must be in the form prescribed by us and will include all pertinent facts and determinations requested by us. We will rely on the reports and other information furnished by the Employer and will not inquire as to the accuracy or completeness thereof.

SECTION 7.03-ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-10 Year Period Certain Annuity Form described below, unless another form may apply pursuant to the terms of the Plan, the requirements of ERISA or any other law that applies. We may offer other annuity forms available from us or from one of our affiliated or subsidiary life insurance companies. Such form may include the Joint and Survivor Life Annuity Form which provides monthly payments while either of the two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life Period Certain Annuity Form is an annuity payable during the lifetime of the person on whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if you die before the 10-year certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period. In no event will the certain period exceed the life expectancy of the person on whose life the annuity payments depend in accordance with the Code. The Life 10 Year Period Certain Annuity Form is payable on a unisex basis.

SECTION 7.04-AMOUNT OF ANNUITY BENEFITS

If an Annuity Benefit payment is elected in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified by the Employer or required by applicable laws and regulations, be (1) the Annuity Account Value, if the annuity form elected provides payments for a person's remaining lifetime or (2) the Cash Value, if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes, as described under the section "Applicable Tax Charges", that apply on annuity purchase payments. If we have previously deducted charges for applicable taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (1) the Tables of Guaranteed Annuity Payments or (2) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee, or (3) any of our single consideration immediate annuity contracts offered at the time to the same class of Participants.


2004TSACERT-A                                                                 24

SECTION 7.05-ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. An election may be made by the Employer on your behalf to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of election. This election may be made at the time the Annuity Benefit form as described in the section "Annuity Benefit Forms" is elected. In that event, all references in this Certificate to monthly payments will be deemed to mean payments at the frequency elected.

SECTION 7.06-REQUIRED MINIMUM DISTRIBUTIONS

Notwithstanding anything in this Certificate to the contrary, this Certificate is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any distribution options available to you under this Certificate conflict with the Code, the Code requirements prevail.

Item A below, describes the Required Minimum Distribution payments to be made during your lifetime. Item B below, describes the Required Minimum Distribution payments to be made after your death, if you die before your entire interest under this Certificate is distributed to you.

The Required Minimum Distribution rules may be satisfied by either taking an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest under this Certificate, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for your Certificate may be made from this Certificate or from another 403(b) arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Certificate, we will assume that you are taking them from another 403(b) arrangement that you maintain.

A. REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS DURING YOUR LIFE

Except as otherwise noted in this Item A, your entire interest under this Certificate will be distributed, or begin to be distributed, no later than your Required Beginning Date. For purposes of this Item A your Required Beginning Date is April 1 of the calendar year following the later of these two choices:
(a) the calendar year you reach age 70 1/2 or (b) the calendar year you retire from employment with the Employer.

If your Certificate was purchased with a direct transfer of funds from another 403(b) arrangement and you have informed us at the time of purchase of the amount, then payments of the amount of your December 31, 1986 account balance transferred to this Certificate must begin by age 75.

Your Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over your life, or the lives of you and your named Beneficiary, or a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your named Beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules described in the Treasury Regulations.


2004TSACERT-A                                                                 25

Manner of Payment

You may satisfy the Required Minimum Distribution rules by applying any portion of your entire interest under this Certificate to an Annuity Benefit which satisfies Treasury Regulation Section 1.401(a)(9)-6, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after your Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of ss.1.401(a)(9)-6 or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of your interest under this Certificate must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:

(a) the quotient obtained by dividing your interest under this Certificate (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your attained age as of your birthday in the calendar year for which the distribution is required; or

(b) if your sole designated Beneficiary for the calendar year for which the distribution is required is your spouse, the quotient obtained by dividing your interest under this Certificate (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your respective attained ages as of your respective birthdays in the calendar year for which a distribution is required.

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under your Certificate on an irrevocable basis, your entire interest under this Certificate as of any valuation date includes the dollar amount credited under your Certificate plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under your Certificate.

B. REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS AFTER YOUR DEATH

         (a) Death On or After Lifetime Required Minimum Distribution Payments Begin. If you die on or after lifetime Required Minimum Distribution payments begin, the remaining portion of your interest under this Certificate will continue to be distributed at least as rapidly as under the Annuity Benefit or other option chosen under your Certificate.
         (b) Death Before Lifetime Required Minimum Distribution Payments Begin. If you die before lifetime Required Minimum Distribution payments begin, your entire interest will be distributed at least as rapidly as follows:

              (1) If your Beneficiary is an individual other than your surviving spouse as described in the immediately following paragraph, your entire interest under this Certificate will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the Beneficiary may elect to take distribution of your entire interest under this Certificate


2004TSACERT-A                                                                 26
              in accordance with this Item B, paragraph (b)(3) below.

              (2) If your sole Beneficiary is your surviving spouse, your entire interest under this Certificate will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2 if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest under this Certificate in accordance with this Item B, paragraph (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest under this Certificate will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that Beneficiary may elect to take distribution of your entire interest under this Certificate in accordance with this Item B, paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under your Certificate.

              (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this Item B, paragraph (b)(2) above).

              (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Item B and reduced by 1 for each subsequent year.

         (c) For purposes of paragraphs (a) and (b) of this Item B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in Item A of this section or, if applicable, on the date distributions are required to begin to your surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation
         Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) distributions of your interest under this Certificate after your death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of your death is the quotient obtained by dividing your interest under this Certificate (determined under Treasury Regulations) by the remaining life expectancy of the applicable Beneficiary, determined as provided above. The rules applicable to the determination of your entire interest under this Certificate in Item A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Certificate on an irrevocable basis, your entire interest under this Certificate as of any valuation date includes the dollar amount credited under this Certificate plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Certificate.


2004TSACERT-A                                                                 27

SECTION 7.07-COMMENCEMENT OF ANNUITY BENEFITS

At or prior to the Annuity Commencement Date or age 70 1/2 we will notify you of the payout options available under this Certificate.

If an Annuity Commencement Date elected is later than age 70 1/2 a required minimum distribution must be made to you commencing by April 1st of the year following the year you attain age 70 1/2 in accordance with the Code and required regulations, unless the Employer informs us that a required minimum distribution is being satisfied through other 403(b) arrangements.

Before the Annuity Commencement Date, you may elect to change such date. The changed Annuity Commencement Date may be any date after the election is filed (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing by you and will not take effect until received and accepted by us at our Processing Office.

No Annuity Commencement Date will, however, be later than the first day of the month that follows the date you attain the "maximum maturity age" or, if later, the tenth anniversary of the Participation Date. The current maximum maturity age is specified in the Data Pages. We may change this age in conformance with applicable law.

SECTION 7.08-CHANGES

We reserve the right, upon advance written notice to the Employer, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.

SECTION 7.09-SPOUSAL ANNUITY AND CONSENT RULES

This section applies if the Plan is subject to ERISA.

If you are married, payments will be made in the form of a qualified Joint and Survivor Annuity as defined in Section 417(b) of the Code. If you are not married, payments will be made in the "Normal Form" of Annuity (as described in Part VII of this Certificate), unless you elect otherwise as described in this section. If you are married and die before payments have begun, payments will be made to your surviving spouse in the form of a Life Annuity unless at the time of your death there was a contrary election made pursuant to this section. However, your surviving spouse may elect, before payment is to commence, to have payment made in any form permitted under the terms of this Certificate and the Employer's Plan.

You may elect pursuant to the Employer's Plan and ERISA not to have payments made in the form of a qualified Joint or Survivor annuity or Life Annuity as the case may be. In that case it will be paid in any other form elected under the terms of this Certificate and the Employer's Plan. If payments are to be made to your spouse upon your death, your spouse may elect in accordance with the Employer's Plan and ERISA for a Beneficiary other than the spouse to receive payments.

If you do not attain age 35 by the end of the current Plan year, you may make a special election to name a Beneficiary other than your spouse to receive payment of the value of your interest in this Certificate. Such election will be effective for the period beginning on the date of such election and ending on the first day of the Plan year in which you attain age 35. The elections will cease to be effective as of the first day of the Plan year in which you attain age 35 unless a new election naming a Beneficiary other than the spouse is made pursuant to the terms of this section.


2004TSACERT-A                                                                 28

Any such election must be consented to by your spouse, if applicable, in writing before a notary or a representative of the Employer's Plan and must be limited to a benefit for a specific alternate Beneficiary. However, no spousal consent will be required if you can prove to the satisfaction of your Employer and us, that you do not have a spouse or that you cannot locate your spouse. Also, if you have become legally separated from your spouse or have been abandoned (within the meaning of local law) and have a court order to such effect, spousal consent is not required unless a qualified domestic relations order provides otherwise. Each election to designate a Beneficiary other than your spouse must be consented to by your spouse and any election made under this paragraph to waive your spouse's benefits may be revoked without the consent of your spouse at any time prior to the date as of which payments commence. Any consent to waive your spouse's benefits will be valid only with regard to the spouse who signs it. Any new waiver or change of Beneficiary will require new spousal consent.

The provisions requiring spousal consent in this section will also apply with regard to your election to take any in-service withdrawal under the terms of the Plan and will also apply to withdrawals for loans as described in the section on "Loans". A spouse's written consent, witnessed by a representative of the Employer's Plan or a notary, must be given on a form acceptable to the Employer and us, in accordance with the Employer's Plan and ERISA, prior to any such withdrawal or loan, unless you can show that there is no spouse or that your spouse cannot be located.

If the Annuity Account Value applied to provide the spousal benefits on the date payment is to commence is in the aggregate less than $5,000, you may choose to make payment in a single sum rather than in the form of a qualified Joint and Survivor Annuity or the "Normal Form" of Annuity as described in Part VII of this Certificate. Upon any payment made pursuant to this section, we will be released from any and all liability for payment with respect to the Annuity Account Value.

SECTION 7.10-CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit would be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, the benefits payable will be based on the benefit amount applicable to those that would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at the rate specified in the Data Pages or the then current Guaranteed Interest Rate; we will determine which rate will apply, on a uniform and nondiscriminatory manner, for similar certificates. Such interest will be deducted from or added to future payments.

If we receive proof satisfactory to us that (1) a payee entitled to receive any payment under the terms of this Certificate is physically or mentally incompetent to receive such payment or is a minor, (2) another person or an institution is then maintaining or has custody of such payee, and (3) no guardian, committee or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than $2,000 or would result in an initial payment of less than $20, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.


2004TSACERT-A                                                                 29

              PART VIII - PARTICIPANT ACCOUNTS; FORFEITURE ACCOUNT

SECTION 8.01 PARTICIPANT ACCOUNTS

Subject to the terms of the Employer's Plan and the restrictions on distributions stated in the section "Restrictions on Distributions", we will at the Employer's request terminate your participation under this Certificate by paying the Annuity Account Value (less any applicable charges) to you. This right will be exercised only if (i) no initial Contributions have been received on your behalf within 120 days of the Participation Date under the Certificate,
(ii) there have been no on-going Contributions received on your behalf during the last three completed Participation Years, and the Annuity Account Value is less than [$500], or (iii) a partial withdrawal is made that would result in your Annuity Account Value falling below the amount stated in the Data Pages.

SECTION 8.02-FORFEITURES/FORFEITURE ACCOUNT

All or a portion of amounts attributable to Employer Contributions, which are non-vested may be subject to forfeiture under the Plan.

The Employer will inform us if your Annuity Account Value is to be reduced as a result of a forfeiture pursuant to the terms of the Plan. The amount of such reduction will be withdrawn from your Annuity Account Value, without a withdrawal charge, and held in the forfeiture account. However, if the Employer transfers such amount to another provider, the withdrawal will be subject to the applicable withdrawal charge as specified in the Data Pages. We also reserve the right to impose a transfer charge for any such transfer.


2004TSACERT-A                                                                 30

                                PART IX - CHARGES

SECTION 9.01-WITHDRAWAL CHARGES

Payment made under Part V "Distributions and Death Benefits" may be subject to a withdrawal charge as specified in the Data Pages.

The years of participation under a Prior Contract or Certificate, if applicable, may be included for purposes of determining the withdrawal charge.

The withdrawal charge will be reduced to the extent required to comply with any applicable state law.

We reserve the right to reduce or waive the withdrawal charge upon such events specified in the Data Pages.

If the Plan is subject to a withdrawal charge then, a "Free Withdrawal Amount" will apply as follows:

"Free Withdrawal Amount," means an amount equal to 10% of the Annuity Account Value minus the total of all prior withdrawals (and associated withdrawal charges) in the current Participation Year minus any amount in the Loan Reserve Account without incurring a withdrawal charge. The free withdrawal amount when applicable may be changed but it will always be a percentage between 0% and 30%.

Except as provided in the section "Early Withdrawal Charge", amounts withdrawn by the Employer upon termination of the Contract are subject to any applicable withdrawal charge.

SECTION 9.02-EARLY WITHDRAWAL CHARGE

If requested by the Employer after the completion of a period agreed upon by the Employer and us not to exceed five Contract Years from the date as of which an agreement is entered into between the Employer and us and after the completion of each successive period any assets of the Plan that are currently held in Participant accounts under the Contract will be transferred as soon as administratively practicable to a successor funding agency designated by the Employer unless, not later than 7 days before the date on which a transfer would otherwise occur, the Employer notifies us to renew that agreement. Such funds will be transferred in a single sum and no withdrawal charges will be applied in connection with such a transfer. However, upon termination of participation or a partial withdrawal prior to the end of the agreed upon period, a withdrawal charge may apply as described in the section entitled "Withdrawal Charges" above. We will not be responsible for the validity of any instructions by the Employer.

SECTION 9.03-THIRD PARTY TRANSFER CHARGES

We have the right to deduct a charge for each occurrence for a direct transfer to another annuity contract or custodian account that meets the requirements of section 403(b) of the Code. This charge, if any, will be specified in the Data Pages and will not be less than $25 or greater than $65.

SECTION 9.04-EMPLOYER EXPENSE DEDUCTION

If the Employer so requests and we agree, we will deduct amounts from the Annuity Account Value requested by the Employer in accordance with the terms of the Plan to pay Plan operating expenses to a party designated by the Employer.


2004TSACERT-A                                                                 31

SECTION 9.05-CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE
[OPTIONAL FEATURES]
Enhanced Death Benefit Charge

If you elect the Enhanced Death Benefit the charge will be a percentage of the Annuity Account Value not to exceed the percentage specified in the Data Pages. This charge will be deducted on each Participation Date anniversary pro rata from the Guaranteed Interest Option and Variable Investment Options. If there are not sufficient amounts in those Investment Options, we will make up the required amounts from the Fixed Maturity Options.

Administrative Charge

As of each Processing Date, we will deduct administrative charges related to the administration and/or distribution of the Certificate from the Annuity Account Value. Such Charges, if any, are shown in the Data Pages. The amount of any such Charge may be increased to a maximum as shown in the Data Pages in accordance with the section "Changes".

The Administrative Charge, if applicable, will be deducted pro rata from the Guaranteed Interest Option and Variable Investment Options. If there are not sufficient amounts in those Investment Options, we will make up the required amounts from the Fixed Maturity Options. Also, the charge will be prorated for the Participation Year or portion thereof in which the Participation Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit.

We have the right to change the amount of the charges with respect to future Contributions. We will give you and the Employer advance notice of any such change.

SECTION 9.06-TRANSFER AND LOAN CHARGES

We reserve the right to impose a charge with respect to any of the following

1.)   establishing and administration of a loan
2.) any transfer among Variable Investment Options (after the number of such transfers indicated in the section "Transfer Rules" )

The amount of the charge, if any, will be set forth in the Data pages.

SECTION 9.07-VARIABLE SEPARATE ACCOUNT CHARGE

Net assets of the Variable Separate Account will be subject to a daily asset charge at an annual rate as specified in the Data Pages.

SECTION 9.08-PLAN RECORDKEEPING SERVICE CHARGES

If the Employer requests that we provide Plan recordkeeping services and we agree, the Employer will pay such charge directly to us or in the alternative the Employer may direct us to deduct such charge from your Annuity Account Value. Such charges will be mutually agreed upon by the Employer and us.


2004TSACERT-A                                                                 32

SECTION 9.09-APPLICABLE TAX CHARGES

We reserve the right to deduct a charge that we determine to approximate certain taxes that may be imposed on us, including but not limited to premium taxes, that may apply in your state of residence. The tax charge will be deducted from amounts applied to an Annuity Benefit in accordance with Part VII "Annuity Benefits". If the tax is imposed at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the charge from Contributions as described in "Contributions, Allocations and Discontinuance" or withdrawals as described in "General Withdrawals".

SECTION 9.10-CHANGES

In addition to our right to reduce or waive charges as described in this Part IX, we reserve the right, upon advance notice to the Employer, to increase the amount of any charge with respect to each Participant, subject to (a) any maximum amount provided in this Part IX and (b) with respect to withdrawal and administrative charges deducted from the Annuity Account Value. The application of any increase is to be made on a prospective basis. We also reserve the right, upon advance written notice to the Employer, to increase the maximum amount of any charge provided in this Part IX, only with respect to Participants whose Participation Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies.


2004TSACERT-A                                                                 33

PART X - GENERAL PROVISIONS

SECTION 10.01-STATUTORY COMPLIANCE

We reserve the right to amend this Certificate without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Certificate to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service.

No amendment to this Certificate may vest in any Employer any interest or control over any assets of the Plan invested in this Certificate or cause any such assets to be used for or diverted to, purposes other than the exclusive benefit of Plan participants or their Beneficiaries.

The benefits and values available under this Certificate will not be less than the minimum benefits required by any applicable federal and/or state law.

SECTION 10.02-DEFERMENT

Application of proceeds to provide a payment of a death benefit under Part V and payment of any portion of the Annuity Account Value (less any applicable withdrawal charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from a Variable Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Variable Separate Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Variable Separate Account. We may defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option and the Fixed Maturity Options for up to six months while you are living.

SECTION 10.03-ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

Your entire interest under this Certificate is nonforfeitable except as otherwise provided in the section "Forfeitures/Forfeiture Account". This Certificate is nontransferable except by surrender to us.

Any interest under the terms of this Certificate may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us.


2004TSACERT-A                                                                 34

No amount to be paid under this Certificate may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee.

Subject to the requirements of applicable law, no amount payable to you or your Beneficiary under your Certificate may be assigned, commuted or encumbered by the payee and no such amount will in any way be subject to any claim against such payee. Such prohibition will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order, as defined in
Section 414(p) of the Code if such qualified domestic relations order is applicable as determined by the Employer, or the person (such as the plan administrator) designated, if any, in the Plan to make such determination. Any interest under the terms of this Certificate may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.

This Certificate is not transferable within the meaning of Section 401(g) of the Code except by surrender to us.

It is impossible, prior to the satisfaction of all liabilities with respect to you and your Beneficiaries under the Plan, for any part of the assets and income of the Certificate to be used for, or diverted to, purposes other than for the exclusive benefit of you and your Beneficiaries under the Plan.

SECTION 10.04 OWNERSHIP RIGHTS

The Employer will hold all the assets of the Plan invested in the Contract including all Annuity Account Values and Cash Values of all Plan Participants in trust for the exclusive benefit of you and your Beneficiaries under the Plan. The Contract is not subject to the claims of the general creditors of the Employer.

It is impossible, prior to the satisfaction of all liabilities with respect to you and your Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of you and your Beneficiaries under the Plan.

SECTION 10.05-DISQUALIFICATION OF PLAN OR CONTRACT

If your Employer's Plan fails to qualify under Section 403(b) of the Code and applicable Treasury Regulations, your Employer will notify us in writing. In that event, at your Employer's option, we will (i) terminate your Employer's Plan participation under the Contract and pay the amounts held in the Investment Options with respect to your Employer's Plan, or (ii) transfer the amounts held in the Investment Options to another contract agreed to by your Employer and us.

SECTION 10.06 MANNER OF PAYMENT

Unless the Employer and we agree, all amounts paid to or from the Contract are payable by check in United States dollars.

SECTION 10.07-REPORTS AND NOTICES

At least once each year until the Annuity Commencement Date, we will furnish you with a report showing for each Investment Option the Annuity Account Value, the number of Accumulation Units for each Variable Investment Option and for the Fixed Maturity Options, the Fixed Maturity Amount, market value adjustment and Annuity Account Value.


2004TSACERT-A                                                                 35

The terms of the Contract which require us to send a report or any written notice will be satisfied by our mailing any such report or notice to the Employer or to your last known address as shown in our records. Notifications of rules in effect and other matters of general applicability to this Certificate may be included in the product prospectus and prospectus supplements as mailed to such address from time to time. The notices and reports may also be delivered by electronic means as agreed upon between us and the Employer or you.

All written notices sent to us will not be effective until received in good order during a Business Day at the Processing Office.


2004TSACERT-A                                                                 36

                 TABLE OF GUARANTEED ANNUITY PAYMENTS

    Amount of Annuity Benefit payable monthly on the Life Annuity Form with Ten* Years Certain provided by application of $1,000.

      Retirement   Unisex     Length of      Retirement   Unisex    Length of
         Age       Factor   Period Certain      Age       Factor  Period Certain
          60        3.78          10             73        4.98         10
          61        3.84          10             74        5.11         10
          62        3.91          10             75        5.24         10
          63        3.99          10             76        5.37         10
          64        4.07          10             77        5.52         10
          65        4.15          10             78        5.66         10
          66        4.24          10             79        5.81         10
          67        4.33          10             80        6.04         9
          68        4.42          10             81        6.21         9
          69        4.53          10             82        6.49         8
          70        4.63          10             83        6.68         8
          71        4.74          10             84        7.00         7
          72        4.86          10             85        7.23         7

* Certain Period of 10 Years not to Exceed Life Expectancy

The amount of income provided under an Annuity Benefit payable on the Life Annuity form with Ten Years Certain is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G".

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to the section "Annuity Benefit Form", then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5% or 5.0%, whichever will apply, as we will inform you.


2004TSACERT-A                                                                 37

              TABLE OF GUARANTEED ANNUITY PAYMENTS

 Amount of Annuity Benefit payable monthly on the Joint and Survivor Life Annuity Form (with 100% of the amount of the Annuitant's payment continued to the Annuitant's spouse) provided by an application of $1,000.

 Age    60     61     62     63     64     65     66     67     68     69     70

  60  3.33   3.35   3.37   3.40   3.42   3.44   3.46   3.48   3.50   3.52   3.54
  61         3.37   3.40   3.43   3.45   3.47   3.50   3.52   3.54   3.56   3.58
  62                3.43   3.45   3.48   3.51   3.53   3.55   3.58   3.60   3.62
  63                       3.48   3.51   3.54   3.56   3.59   3.62   3.64   3.67
  64                              3.54   3.57   3.60   3.63   3.65   3.68   3.71
  65                                     3.60   3.63   3.66   3.69   3.72   3.75
  66                                            3.67   3.70   3.73   3.76   3.79
  67                                                   3.73   3.77   3.80   3.84
  68                                                          3.80   3.84   3.88
  69                                                                 3.88   3.92
  70                                                                        3.96


The amount of income provided under an Annuity Benefit payable on the Joint and Survivor Life Annuity form is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" (Unisex Table).

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to Section 7.02, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5% or 5.0%, whichever will apply, as we will inform you.


2004TSACERT-A                                                                 38